[LETTERHEAD OF K2 INC.]

[K2 LOGO]

EXHIBIT 99.1

NEWS RELEASE

Contacts:	Dudley W. Mendenhall
K2 Inc.
Sr. Vice President–Finance
760.494.1000

Chad A. Jacobs/ James Palczynski–Investor Relations
John Flanagan/Mike Fox–Media Relations
Integrated Corporate Relations
Investor Relations
203.222.9013

K2 ANNOUNCES RESULTS OF ITS EXCHANGE OFFER

FOR SHARES OF FOTOBALL USA AND SUBSEQUENT OFFERING PERIOD

Carlsbad, California—January 12, 2004—K2 Inc. (NYSE: KTO) announced today that, pursuant to its previously announced offer to exchange each share of common stock of Fotoball USA, Inc. (NASDAQ: FUSA) for 0.2757 of a share of K2 common stock, K2 has accepted for exchange all shares of Fotoball USA common stock tendered and not withdrawn as of the expiration of the exchange offer at midnight, New York City time, on January 9, 2004. Based on preliminary information from the exchange agent for the exchange offer and Fotoball USA, as of the expiration of the exchange offer, 3,093,486 shares of Fotoball USA common stock had been tendered, which represents approximately 84% of the outstanding shares of Fotoball USA common stock. Based on the preliminary results of the exchange offer, K2 expects to issue approximately 852,874 shares of K2 common stock in exchange for the shares tendered in the exchange offer.

K2 also announced today that it has commenced a subsequent offer period for all of the remaining outstanding shares of Fotoball USA common stock that it does not own as a result of the consummation of the initial exchange offer. Subject to the terms and conditions of the exchange offer, Fotoball USA stockholders tendering shares during the subsequent offer period will receive the same consideration of 0.2757 of a share of K2 common stock as received in the initial exchange offer for each share of Fotoball USA common stock tendered, but will not have any withdrawal rights once shares are tendered. The expiration date of the subsequent offer period is Friday, January 16, 2004 at 5:00 PM, New York City time. K2 may extend the subsequent offer period to a later date.

As the owner of a majority of the outstanding Fotoball USA common stock, K2 can assure the consummation of the proposed back-end merger of Fotoball USA with its wholly-owned subsidiary by voting its shares at a special meeting of the stockholders of Fotoball USA. In the back-end merger, Fotoball USA stockholders will receive the same consideration per share of Fotoball USA stock (in the form of K2 common stock) as they receive in the exchange offer. K2 is providing the subsequent offer period to allow Fotoball USA stockholders to tender their shares and receive the exchange offer consideration now without having to wait until the consummation of the back-end merger. If a sufficient number of shares are tendered in the subsequent offer period, K2 may be able to cause the back-end merger to occur without the requirement of a special meeting of the stockholders of Fotoball USA, which would allow all remaining Fotoball USA stockholders who do not tender their shares to receive the exchange offer/merger consideration several weeks earlier than they would otherwise receive the consideration. Fotoball USA stockholders who tender their shares prior to the expiration of the subsequent offer period will promptly receive the offer consideration in exchange for their shares promptly following the tender.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Stearns, K2, Ride, Olin and Morrow. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, Adio and Hawk skateboard shoes. K2 also manufacturers and markets Shakespeare extruded fishing lines and monofilaments, and marine antennas and marine accessories.

About Fotoball USA, Inc.

Fotoball is a premier sports and entertainment marketer and manufacturer. Fotoball’s products and services are sold into distinct markets by four separate sales groups: Fotoball Sports, which services national and regional retailers; Fotoball Entertainment Marketing, which services entertainment destinations such as theme parks, resorts and casinos; Fotoball Sports Team, which supports the retail needs of professional franchises across the nation; and Marketing Headquarters, the promotional group developing custom programs for Fortune 500 companies. Fotoball currently holds licenses with Major League Baseball, the National Football League, the National Basketball Association, the National Hockey League, more than 100 NCAA colleges, Warner Bros. “Scooby Doo”, Marvel’s “Spider-Man”, “Incredible Hulk” and “X-Men”, MGA Entertainment’s “Bratz “ and Nickelodeon’s “Blue’s Clues.”

FORWARD LOOKING STATEMENTS:

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the company’s ability to complete the merger and successfully integrate the two companies, global economic conditions, product demand, financial market performance and other risks described in K2’s and Fotoball USA’s annual reports on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date hereof and K2 disclaims any intent or obligation to update such statements.

ADDITIONAL INFORMATION:

A final Prospectus relating to the K2 common stock being offered was filed with the SEC today. K2 also filed with the SEC a Schedule TO on December 10, 2003, as amended January 5, 2004 and today, with respect to the exchange offer. Fotoball USA also filed on December 10, 2003, as amended January 5, 2004 and today, with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the exchange offer. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer may only be made pursuant to the Prospectus and the accompanying Letter of Transmittal. Fotoball USA stockholders are urged to carefully read these documents and the other documents relating to the exchange offer because these documents contain important information relating to the offer. You may obtain a free copy of these documents, and other annual, quarterly and special reports, proxy statements and other information filed with the SEC by K2 or Fotoball USA, at the SEC’s website at http:www.sec.gov.